Exhibit 10.1

Targeted Medical Pharma, Inc.

2980 Beverly Glen Circle

Suite 301

Los Angeles, California 9077

July 20, 2012

AFH Holding and Advisory, LLC

9595 Wilshire Boulevard

Suite 700

Beverly Hills, California 90212

Gentlemen:

Reference is hereby made to the Letter of Intent, dated January 25, 2011, by and between Targeted Medical Pharma, Inc. (“the Company”) and AFH Holding and Advisory, LLC (“AFH Advisory”), as amended on October 6, 2011 (the “Letter of Intent”) (Except as otherwise set forth herein, capitalized terms used and not otherwise defined herein are used as defined in the Letter of Intent). Pursuant to the Letter of Intent, among other things, the Business Combination was consummated, and the Business Combination Shares were issued, as of January 31, 2011. The parties acknowledge and agree that the Offering, and certain related transactions, contemplated by the Letter of Intent have not been consummated, and the registration statement relating to the Offering, which was filed with the Securities and Exchange Commission on February 14, 2011, has been withdrawn by the Company. The parties desire to set forth their agreement with respect to the outstanding obligations under the Letter of Intent, and related matters and, in accordance therewith, this agreement (the “New Agreement”) supersedes the Letter of Intent in its entirety and sets forth the revised agreement of the signatories hereto, as follows:

1.	Form 211. AFH Holding and Advisory LLC (“AFH Advisory”) shall assist and advise the Company and its affiliates in facilitating the quotation of the Company’s shares of common stock on the OTC Bulletin Board by identifying and helping the Company to engage the necessary market maker to file a Form 211, or 15c2-11 Exemption Form, as applicable, with the Financial Industry Regulatory Authority (the “Form 211 Filing”).

2.	Registration Rights. AFH Advisory has, and shall continue to have, normal and customary piggyback registration rights with respect to the Advisor Shares, as further set forth in the Registration Rights Agreement, dated January 31, 2011, which was entered into in connection with the Business Combination. Further, the parties acknowledge that the Advisor Shares are currently eligible for resale pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), and the Company agrees to use its best efforts to assist AFH Advisory in effecting any sales of the Advisor Shares pursuant to Rule 144, or other available exemption under the Securities Act of 1933, including without limitation, by delivering an opinion of counsel to the Company’s transfer agent in form, substance and scope customary for opinions of counsel in comparable transactions.

3.	Reimbursement of Costs. AFH Advisory is entitled to a reimbursement of $585,448 of expenses incurred on behalf of the Company in connection with the Business Combination, and related matters (the “Expense Reimbursement Amount”). Concurrently with the execution of this New Agreement, the Company shall issue to AFH Advisory a Secured Convertible Promissory Note in the principal amount equal to the Expense Reimbursement Amount, with interest payable quarterly in arrears at a rate of 8.5% per annum, in substantially the form attached hereto as Exhibit A (the “Note”), pursuant to which, among other things: (a) AFH Advisory shall be entitled, in its sole discretion, to either be repaid any amounts due under the Note in cash, or to convert such amounts, or any portion thereof, into additional shares of common stock of the Company(“Conversion Shares”) at the Conversion Price (as defined in the Note) as further set forth in Section 2.1 of the Note, (b) AFH Advisory may, in its sole discretion, elect to be repaid any amounts due under the Note out of the proceeds of any financings completed by the Company, as further set forth Section 1.2 of the Note, (c) AFH Advisory shall have normal and customary piggyback registration rights with respect to the Conversion Shares, as further set forth in Sections 6.1 through 6.3 of the Note , (d) the principal amount of the Note shall be reduced by an amount equal to the difference between the $250,000 the Company previously advanced to AFH Advisory in connection with the Receivables Transaction (as defined in the Note) and the amount of expenses actually incurred in connection with such Receivables Transaction, as further set forth in Section 1.3 of the Note, and (e) all obligations of the Company under the Note are secured by a security interest in and to certain assets of the Company, as further set forth in Section 3.1 of the Note, and in the Security Agreement by and between the parties, dated of even date herewith, in substantially the form attached hereto as Exhibit B.

4.	Warrants. In partial consideration for its services in connection with the Business Combination, among other things, concurrently with the execution of this New Agreement, the Company shall issue to AFH Advisory five-year warrants to purchase 1,063,981 shares of common stock of the Company (the “Warrant Stock”), at an exercise price of $1.00 per share (the “Exercise Price”), in substantially the form attached hereto as Exhibit C (the “Warrant”), pursuant to which, among other things: (a) AFH Advisory shall have normal and customary piggyback registration rights with respect to the Warrant Stock, as further set forth in Section 10 of the Warrant, (b) AFH Advisory may elect to exercise the Warrant, or any portion thereof, on a cashless basis, as further set forth in Section 1(b) of the Warrant, and (c) the Exercise Price shall be adjusted whenever the Company reduces the exercise price of any existing warrants (or any other security exercisable for, or convertible into, shares of common stock of the Company), or issues additional warrants (or any other security exercisable for, or convertible into, shares of common stock of the Company), as further set forth in Section 2(c) of the Warrant.

5.	Board Oversight. For a period of two (2) years following the date hereof, AFH Advisory shall have a “board oversight right,” pursuant to which, among other things, it shall have the right to approve two members of the Company’s board of directors, such approval not to be unreasonably withheld.

6.	Advisory Role. For a period of two (2) years from the date hereof, AFH Advisory shall have the non-exclusive right to act as advisor to the Company on any proposed financings and/or mergers and acquisitions, to be separately engaged on a deal by deal basis.

7.	Confidentiality. Each party agrees to keep confidential all information obtained by it from the other party concerning the other party or any of its business transactions, to return to the other party any documents or copies thereof received or obtained by it from the other party. Further, except as and to the extent required by law, without the prior written consent of the other party, neither party shall make any public statement, common or communication with respect to, or otherwise disclose or permit the disclosure of, any discussions between the parties and/or relating to either party. If a party is required by law to make any such disclosure, such party must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place the disclosure will be made.

8.	Termination. This New Agreement may be terminated by: (i) the mutual written consent of the Company and AFH Advisory; or (ii) upon written election of either party upon a material breach of any terms or conditions of this New Agreement and failure to cure such breach within thirty (30) days of receipt of written notice by the terminating party.

9.	Binding Provisions. The provisions set forth in this New Agreement are intended to and do constitute the binding and legal agreement between the parties, enforceable against the parties in accordance with its terms. Except as otherwise set forth herein, the parties have no further rights or obligations with respect to the Sections in the Letter of Intent entitled “Offering”, “Sale of Affiliate Shares”, “Company Financial Representation”, “Make Good Provision”, “Right to Future Financings”, “Right to Approve Management”, “Right to Appoint Directors; Right to Approve Independent Directors”, “Right to Approve Professionals”, “Lock-Up Agreement”, and “Investor Relations Firm”, and references to such Sections elsewhere in the Letter of Intent. In the event of any inconsistency between this New Agreement and the Letter of Intent, the terms of this New Agreement shall control.

10.	Governing Law, Dispute Resolution and Jurisdiction. This New Agreement shall be governed by and construed in accordance with the laws of California. Any controversy arising out of or concerning this New Agreement shall be determined by arbitration upon the initiation of either party, and shall be settled and conclusively resolved by and under the rules of the American Arbitration Association. The cost of such arbitrator shall initially be borne equally by the parties provided, however, that the prevailing party in any such arbitration shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses associated with such arbitration, including the cost of such arbitrator and reasonable attorney’s fees. The arbitration shall be conducted in Los Angeles, California and the written decision of the arbitrator shall be final and binding on the parties and enforceable in any court of competent jurisdiction. This New Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims arising out of or relating to this New Agreement shall be brought in Federal Court in California or in the Superior Court located in Los Angeles, California. The parties hereby irrevocably waive any objection to jurisdiction and venue or any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

11.	Counterparts. This New Agreement may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. The exchange of copies of this New Agreement and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures.

Please acknowledge your acceptance of your agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Amendment.

Very truly yours,

TARGETED MEDICAL PHARMA, INC.

		By:	/s/ William E. Shell
Name: William E. Shell, MD Title: Chief Executive Officer

ACCEPTED AND AGREED TO AS OF JULY 25, 2012:

AFH Holding and Advisory, LLC

By:	/s/ Amir F. Heshmatpour
Name: Amir F. Heshmatpour
Title: Managing Director